EXHIBIT 10.13

TRANSFER AGREEMENT

by and among

Empire Financial Holding Company,

Empire Financial Group, Inc.

Regal Securities, Inc.,

And

Penson Financial Services, Inc.,

As Clearing Broker

Dated as of November 22, 2005

TRANSFER AGREEMENT

This TRANSFER AGREEMENT (the “Agreement”) is made as of November 22, 2005, by and among Empire Financial Holding Company, a Florida corporation, (“Parent”), Empire Financial Group, Inc. a Florida corporation (“Transferor” and collectively with Parent, “Transferors”), Regal Securities, Inc., an Illinois corporation (“Transferee” or “Regal”), and Penson Financial Services, Inc. a North Carolina corporation (“Penson”).

RECITALS:

WHEREAS Transferor is a wholly owned subsidiary of Parent; and

WHEREAS Transferor is a broker-dealer duly registered with the Securities and Exchange Commission (“SEC”) and is a member in good standing of the National Association of Securities Dealers, Inc. (“NASD”); and

WHEREAS, Transferor is a fully disclosed broker-dealer clearing through Penson and acts as a broker for the active customer trading and brokerage accounts listed on Schedule I to this Agreement (the “Active Customer Accounts”) and the inactive customer and trading brokerage accounts listed on Schedule II to this Agreement (the “Inactive Customer Accounts” and, together with the Active Customer Accounts, the “Customer Accounts”); and

WHEREAS, Parent and Transferor are desirous of Transferor transferring and conveying to Transferee, free and clear of all liens, charges, claims and encumbrances of whatever nature, kind and description, the Customer Accounts to Transferee; and

WHEREAS, Parent and Transferor have advised Transferee that they will, upon the closing of the transactions contemplated hereby, cease and terminate their discount brokerage business; and

WHEREAS, Penson and Regal are registered broker-dealers with the SEC and members in good standing with the NASD; and

WHEREAS, Penson performs the services of clearing-broker to hold customer funds and securities of both Transferee and Transferor customers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, the parties, intending to be legally bound, agree as follows:

Article 1

TRANSFER

1.1        Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below) Transferor shall, and Parent shall cause Transferor to sell, transfer, convey and deliver, free of all liens, claims, charges, encumbrances or restrictions, to Transferee, and Transferee, through Penson, its clearing broker, shall accept delivery of, all of the Assets. As used herein, “Assets” shall mean each of the individual Active Customer Accounts listed in Schedule I hereto, together with all cash and securities contained in such accounts and copies of customer historical records pertaining to such accounts, and each of the individual Inactive Customer Accounts listed in Schedule II hereto, together with all cash and securities contained in such accounts and copies of customer historical records pertaining to such accounts together with all data files, books, records, ledgers and customer information pertaining thereto, including a true and complete list of cash balances, debit balances, and Parent and Transferor have advised Transferee that it will, upon the Closing of the Transactions contain data by this Agreement cease and terminate its discount brokerage business; and the securities (including stocks, bonds, options, warrants, promissory notes, debentures or other evidences of indebtedness, and convertible securities) or other instruments in each Customer Account as of the Closing Date (as hereinafter defined). Each of Schedule I and Schedule II sets forth, with respect to each individual Customer Account, (1) the debit balances on each Customer Account and the amount thereof on the date hereof and as of the close of business on the day immediately preceding the Closing Date, (2) the commission arrangement associated with each Customer Account, and (3) a notation as to each customer who is on current extension to settle any securities transaction or who has an open margin call. Anything to the contrary notwithstanding in this Section 1.1, Active Customer Account and business records associated therein shall not be transferred to Transferee and Transferee shall not accept an Active Customer Account where such account (i) has an unsecured debit balance existing as of the close of business on the day preceding the Closing Date, (ii) such account has objected to the Transfer or Transferee within thirty (30) days of the mailing by Transferor of the Negative Consent Letter or (iii) though not objected to, any active Customer Account has failed or neglected to return to Transferee duly completed and signed new account forms within the thirty (30) day period following the mailing thereof together with the relevant Negative Response Letter (collectively the “Rejected Accounts”).

1.2          Opening of New Customer Accounts. As soon as practicable following the date hereof, the Transferors shall transfer, at their sole expense, deliver all necessary data files to Transferee to allow the Transferee to mail to each Customer Account (at Transferors cost and expense) new account forms and documents reasonably necessary to open new accounts for each Customer Account holder. The data files shall be transferred in a format acceptable to Transferee. Upon the opening of the new Customer Accounts, Transferor shall transfer, and Transferee shall accept, transfer of the Assets to be deposited in or credited to each new Customer Account. Both parties shall fully cooperate to ensure the transfer of data files and Assets.

1.3        Purchase Price. The purchase price for the Assets shall be $452,000 (the “Purchase Price”). The parties acknowledge that Penson has provided the Transferor with an amount of cash equal to the Purchase Price and at the Closing (as defined below) such amount shall be credited towards the payment of the Purchase Price by Transferee. If this Agreement is terminated by either party, for any reason, without the Closing having occurred, the Parent and the Transferor shall make alternative arrangements with Penson with respect to the funds provided by Penson.

1.4         Securities Filings. The Transferor shall provide such additional notices, at the direction of the Transferee, to comply with the rules and regulations of the NASD with respect to Customer Accounts that are IRA accounts. Transferor shall file all necessary 5498 forms and RMD letters for the year 2005 to account for the transactions represented by this Agreement.

Transferee shall be responsible for the RMD letters and the 5498’s for 2006 (provided the Closing Date occurs before December 31, 2005) and the years thereafter until the Customer Accounts are closed or transferred. The Transferor and Transferee will use their best efforts to assist and provide information to complete any required reports under the rules and regulations of the NASD.

1.5          Fees and Expenses. The Transferor shall be responsible for and shall, and Parent shall cause Transferor to pay, all fees and expenses associated with transferring the Customer Accounts to the Transferee, including, without limitation, the fees, expenses and termination fees associated with transferring those Customer Accounts which are IRA Accounts, the mailing of the Negative Response Letter (as defined below) and Transferee’s new account forms. To the extent not initially paid for by Transferors, Transferors shall, within ten (10) days following presentation of an invoice therefor, reimburse Transferee for such costs and expenses.

1.6          Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing (as hereinafter defined) are and will be for the benefit of the Transferor, Transferee and Penson, and are not for the benefit of any other third party, and accordingly, no third party, except Penson, shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

1.7          Excluded Liabilities. Neither Transferee nor Penson shall assume or be obligated to pay, perform or otherwise discharge, or be responsible or liable for, any indebtedness, taxes, warranties, representations, indemnity agreements, rebates, offsets, vendor margin guarantees, liabilities, chargebacks, allowances, discounts, duties or obligations of Parent or Transferor whatsoever (collectively, the “Excluded Liabilities”). In furtherance of the foregoing, and not in limitation thereof, Excluded Liabilities shall include, without limitation:

(a)          all liabilities and obligations arising out of any action, suit, claim, inquiry, proceeding or investigation pending or threatened as of, or arising out of or relating to any event or condition relating to Parent, Transferor and/or any Customer Account occurring or existing prior to, the Closing;

(b)          all liabilities and obligations arising out of or relating to any violation of any law, rule, writ, regulation, judgment, injunction, order or decree occurring or arising out of or relating to any event or condition relating to Parent, Transferor and/or any Customer Account occurring or existing prior to the Closing;

(d)          all liabilities and obligations for or relating to indebtedness for borrowed money or the amount of any unsecured debit balance and margin interest in any Customer Account existing as of the date of Closing;

(e)	all liabilities and obligations relating to any asset other than an Asset;

(f)           all liabilities, commitments and obligations that arise with respect to the Assets or the use thereof prior to the Closing or that relate to periods prior to the Closing or are to be observed, paid, discharged or performed prior to the Closing;

(h)          any and all customer claims, known or unknown, arising out of or in connection with any transaction effected for a customer in a Customer Account prior to the Closing Date;

(i)           all liabilities or obligations for fraud, breach, misfeasance, malfeasance, or under any other theory relating to Parent’s or Transferor’s conduct, performance or nonperformance under any agreement;

(j)           any and all claims or demands arising out of or otherwise in connection with the transactions contemplated by this Agreement, including claims or demands of any kind, nature or description; and

(k)	all liabilities and obligations of any kind under any contract.

Article 2

CLOSING

2.1          Closing Date. The Closing (“Closing”) of the transactions contemplated by this Agreement shall occur at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, New York, as promptly as practicable after (i) the date which is the first business day after which all conditions specified in Article 5 shall have been satisfied or waived, but not sooner than thirty (30) days following the mailing of the Negative Response Letter provided for in Section 4.1 hereof, (ii) on such other date as may be mutually agreed in writing by Transferee and Transferors (the “Closing Date”). The parties agree that time is of the essence in this Agreement..

2.2	Transferors’ Deliveries at Closing. At Closing, Transferors shall:

(a)          A certification signed by Transferor’s Chief Executive Officer that the Negative Response Letter and Transferee’s new account documents were mailed to each Customer Account at least thirty (30) days prior to the Closing.

(b)          Execute, acknowledge and deliver to Transferee all documents, including any data files (in whatever medium maintained), necessary to transfer to Transferee all the Assets;

(c)          Instructions to Penson as clearing broker for Transferor to transfer the Customer Accounts to itself as clearing broker for Transferee;

(d)          Deliver to Transferee such evidence as Transferee may reasonably require as to the authority of the person or persons executing documents on behalf of Transferors;

(e)          Deliver to Penson, on behalf of Transferee as Transferee’s clearing broker, full possession and control of the Assets;

(f)           Deliver a certificate of Parent and Transferor certifying as to the matters specified in Section 5.1(a) and (b);

(g)          Deliver an amended Schedule I and Schedule II (the “Bringdown Schedules”) setting forth as of the close of business on the day preceding the Closing Date reflecting (i) new active accounts opened between the date hereof and date of the Bringdown Schedules, (ii) Customer Accounts that have been transferred or closed between the date hereof and the date of the Bringdown Schedules and (iii) the current amount of unsecured debit balances and margin interest of each Customer Account as of the date of the Bringdown Schedules; and

(h)          A receipt acknowledging receipt of the purchase price from Penson for and on behalf of Transferee.

2.3	Transferee’s Deliveries at Closing. At Closing, Transferee shall:

(a)          Deliver to Transferors such evidence as the Transferors may reasonably require as to the authority of the person or persons executing documents on behalf of Transferee;

(b)          Deliver to Transferors such additional documents as shall be reasonably required or requested by Transferors to consummate the transaction contemplated by this Agreement; and

(c)          Deliver a certificate of Transferee certifying as to the matters specified in Section 5.1(b) and (c).

Article 3

REPRESENTATIONS AND WARRANTIES

3.1         Transferors. Each of Parent and Transferor represent and warrant to Transferee as follows:

(a)          Each of Parent and Transferor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its respective properties and to carry on its business as now being conducted. Each of Parent and Transferor is qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the nature of its business requires such qualification.

(b)          Each of Parent and Transferor has all corporate power to execute and deliver this Agreement and all corporate authority necessary to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of each of Parent and Transferor (to the extent required) and no other corporate proceedings on the part of each of Parent and Transferor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Transferor, and assuming that this Agreement constitutes a legal, valid and binding agreement of each of Transferee and Penson, constitutes a legal, valid and binding agreement of each of Parent and Transferor, enforceable against each of Parent and Transferor in accordance with its terms.

(c)          Neither the execution and delivery of this Agreement nor the transfer by the Transferor of the Assets pursuant to this Agreement will conflict with or result in any breach of any provision of Parent’s or Transferor’s certificate of incorporation or by laws (or similar organizational document), or require any consent, approval, grant, concession, agreement, franchise, license, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, agency or body or any self regulatory authority or body (“Governmental Authorities”) which has not otherwise been obtained or made.

(d)          There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to Transferor of Parent’s knowledge, threatened against or affecting any Asset before any court or arbitrator or any Governmental Authority which, individually or is the aggregate, could reasonably be expected to be material to the Assets, or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(e)          Transferor is a broker-dealer having duly registered with the SEC pursuant to Section 15 of the Securities Exchange Act of 1934 (the “Act”).

(f)           The Assets to be sold and transferred by Transferor to Transferee does not constitute all or substantially all of the Assets of Parent or Transferor individually or on a combined basis.

(g)          Transferor is not in violation of the applicable net capital provisions of the Act or the General Rules and Regulations thereunder.

(h)          Transferor and its affiliates (as that term is defined in Rule 405 of the General Rules and Regulations under the Act) currently maintain all material and necessary books and records pertaining to its business and operations as are required to be maintained by the Act, the General Rules and Regulations thereunder, and any state securities laws or rules or regulations of any state in which Transferor is a registered broker-dealer.

(i)           Transferor is a member in good standing with the NASD and there has not been, nor is there currently pending or, to the knowledge of Parent or Transferor, threatened, any inquiry, investigation, or disciplinary proceeding undertaken by the NASD concerning Transferor, or any of its officers, directors, registered principals or registered representatives, nor has Transferor, to its knowledge, operated its business in a manner which would give rise to the foregoing.

(j)           Transferor is in compliance, in all material respects, with all of the applicable Rules and Regulations of the NASD.

(k)          There has not been, nor is there currently pending or, to the knowledge of Parent or Transferor, threatened, any inquiry, investigation, administrative proceeding, or civil action undertaken or initiated by any states or jurisdictions concerning Transferor or its officers and/or directors, or registered representatives, relating to the Customer Accounts, and Transferor has not, to its knowledge, operated its business in a manner which would give rise to the foregoing.

(l)           Transferor is not in violation of the net capital provisions required to be maintained by each state or jurisdiction in which Transferor is registered.

(m)         Transferor presently has a clearing agreement with Penson. No amount is due and owing to Penson, nor will there be, as of the Closing Date, any amount due and owing to Penson, nor will there be unsecured debits of customers for which Transferor may be or become responsible.

(n)          The Customer Accounts do not include any brokerage or trading accounts in which either Parent or Transferor has any direct or indirect interest.

(o)          The information listed in Schedule I and in Schedule II and the Bringdown Schedules, including the amounts and type of securities is true, accurate and complete in all respects.

(p)          Neither Parent or Transferor have entered into any discussions or negotiations within the preceding six (6) months with any registered broker-dealer to acquire all or any portion of the internet related business or discount brokerage business of such broker-dealer.

3.2	Transferee. Transferee represents and warrants to Transferors as follows:

(a)          Transferee is a corporation duly organized and existing under the laws of the State of Illinois.

(b)          Transferee has all power and authority necessary to enter into this Agreement and to consummate the transactions contemplated hereby.

(c)          This Agreement has been duly authorized by all required actions by or on behalf of Transferee, and assuming that this Agreement constitutes a legal, valid and binding agreement of each of Transferor and Parent, constitutes a legal, valid and binding agreement of Transferee, enforceable against Transferee in accordance with its terms

(d)         Except as expressly provided herein, no consent or approval of any third party is required to authorize Transferee to enter into this Agreement or to consummate the transactions contemplated by this Agreement;

(e)          The person or persons signing this Agreement on behalf of Transferee have been duly authorized to do so by all requisite actions by or on behalf of Transferee.

Article 4

ADDITIONAL AGREEMENTS

4.1          Distribution of Negative Response Letters. Transferor shall, and Parent shall cause Transferor to, within two (2) business days after executing this Agreement, distribute to each holder or beneficial holder of a Customer Account a letter in compliance with NASD Notice to Members 02-57 (“Negative Response Letter”) providing notice of Transferor’s desire to effect a bulk transfer of the Customer’s Accounts and shall include (i) a brief description of the circumstances necessitating the transfer, (ii) a statement that the customer as the right to object to the transfer, (iii) information on how a customer can effectuate a transfer to another firm, (iv) a sufficient time period for the customer to respond to the letter, (v) disclosure of any cost that will be imposed on the customer as a result of the transfer, including costs to the customer if the customer initiates a transfer of the account after the account is moved pursuant to the negative response letter, and (vi) a statement regarding the firm’s compliance with SEC Regulation S-P

(Privacy of Consumer Financial Information) in connection with the transfer. Such Negative Response Letter shall be in the form and substance as shall be agreed to by Transferor and Transferee. For the avoidance of doubt, Transferor shall be responsible for all costs and expenses associated with the preparation and distribution of the Negative Response Letters.

4.2          Notice. Transferor shall serve the individually prepopulated Customer Account Agreement(s) (the “Customer Account Agreements”) and return envelopes addressed to Regal, postage prepaid, to Customer Account holders or beneficial holders at its own expense. In addition, to the extent any Customer Account holders do not return the signed Customer Account Agreements to Regal within 60 days of the initial service, Transferor shall mail a single follow-up mailing of the individualized Customer Account Agreements to those Customer Account holders or beneficial holders, including return envelopes addressed to Regal, postage prepaid, at its own expense. Regal shall have the right to review the mailings and all prepopulated Customer Account Agreements.

4.3          Non-Competition. (a) For a period of three years after the Closing (the “Restricted Period”), unless mutually agreed otherwise by Transferor and Transferee, neither Parent nor Transferor shall engage, directly or indirectly, in the discount brokerage business anywhere in the world or, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any Person that competes with the Transferor in the discount brokerage business, except if such discount brokerage business is acquired as part of the acquisition of a brokerage business in which such discount business constitutes less than 30% of the total brokerage business of the acquired firm.

(b)          As a separate and independent covenant, each of Parent and Transferor agrees with the Purchaser that, during the Restricted Period, neither Parent, Transferor or any associated person of Parent or Transferor will in any way, directly or indirectly, call upon, solicit or otherwise do, or attempt to do, business with any customers holding Customer Accounts.

4.4          Use of Name. (a) Transferee hereby acknowledges that all right, title and interest in and to the names “Empire” and “Empire Financial”, together with all variations thereof and all trademarks, service marks, domain names, trade names, trade dress, corporate names and other identifiers of source containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are owned exclusively by Parent and Transferor. Transferee further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks, except as provided herein.

(b)          Transferee shall, for a period of 90 days after the date of the Closing, be entitled to use all the Retained Names and Marks, including on Internet web sites and Internet domain names, mailings to customers and on account statements, for the purposes of transitioning the Customer Accounts to the Transferee.

4.5          Conduct of the Business. From the date hereof until the Closing, Transferor shall, and Parent shall cause Transferor to, conduct its business with respect to the Customer Accounts only in the ordinary course and consistent with prior practice. Without limiting the generality of the foregoing, Transferor shall, and Parent shall cause Transferor to, use best efforts to (i) preserve their current relationships with each of the customers holding Customer Accounts and (ii) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Transferors to be untrue or result in a breach of any covenant made by the Transferors in this Agreement.

4.6          Further Assurances. Transferors and Transferee shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable which such party is obligated to take under this Agreement; (i) prior to Closing, to consummate the transactions contemplated in this Agreement, including, without limitation, (A) obtaining all necessary consents, approvals and authorizations required to be obtained from any Governmental Authority or other person under this Agreement or applicable law, and (B) effecting all registrations and filings required under this Agreement or applicable law, and (ii) after the Closing, to further effect the transaction contemplated in this Agreement.

4.7          Confidentiality. Transferors and Transferee each agree to maintain in confidence any information, whether written (including information that is stored on machine readable media) or oral, regarding the Assets and the business operations and Assets of either party hereto, that previously has not been publicly released by a duly authorized, representative of the party hereto to whom such information pertains and the negotiation of and/or the terms and conditions of this Agreement (collectively, the “Confidential Information”), except that either party shall have the right to disclose the Confidential Information, or such portions thereof: (a) as may be compelled by deposition, interrogatory, subpoena, civil investigative demand or similar legal process or (b) to consultants or advisors in connection with the transaction contemplated by this Agreement. The foregoing prohibition shall not apply to information which: (w) is already known by the receiving party at the time such information is received by such party; (x) is already available to the public without the breach of any duty of confidentiality or nondisclosure; (y) is independently developed by the receiving party without use of any other confidential information; or (z) is lawfully obtained, by the receiving party from any third party not under any confidentiality obligation with respect to such information.

Article 5

CONDITIONS PRECEDENT TO CLOSING

5.1         Transferors’ Conditions Precedent. The obligation of Transferors to consummate the transfer of the Assets as contemplated by this Agreement shall be subject to the satisfaction of or waiver in writing by Transferors, in their sole discretion, on or prior to the Closing Date (except as expressly noted otherwise below) of each of the following conditions precedent:

(a)          All of the representations and warranties of Transferee contained in this Agreement are true and correct in all material respects as of the Closing Date;

(b)          Transferee shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Transferee as of the Closing Date; and

(c)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

5.2          Transferee’s Conditions Precedent. The obligation of Transferee to consummate the transfer of the Assets at the Closing as contemplated by this Agreement shall be subject to the satisfaction of or waiver in writing by Transferee, in its sole discretion, prior to the Closing Date (except as expressly noted otherwise below) of each of the following conditions precedent:

(a)          Transferor shall have transferred all applicable books, records, ledger, customer information and data files for each Customer Account to Transferee;

(b)          All of the representations and warranties of the Transferors contained in this Agreement are true and correct in all material respects as of the Closing Date;

(c)          Each of the Transferors shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Transferors as of the Closing Date;

(d)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

(e)          Penson shall have provided financing to Transferee in the amount of the Purchase Price and upon such terms and provisions as shall be satisfactory to Transferee in its sole discretion (and Penson shall not be required to make any payments until all documents relating to such financing, including a promissory note, shall have been executed and delivered by Transferee in form and substance satisfactory to Penson);

(f)          There shall have occurred no material adverse change in the condition of any component of the Assets; and

(g)          The required 30 day time period specified by the Negative Response Letters shall have expired.

Article 6

TERMINATION

6.1	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)          by either Transferor or Transferee if the Closing shall not have occurred by January 15, 2006; provided, however, that the right to terminate this Agreement under this Section 6.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)          by either Transferor or Transferee in the event that any Governmental Authority issues an order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order shall have become final and nonappealable;

(c)          by the Transferor if the Transferee shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article 5.

(d)          By the Transferee if either Parent or Transferor shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article 5; or

(e)	by the mutual written consent of Transferor or Transferee.

6.2          Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article 7 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

Article 7

LIMITATION ON LIABILITY; INDEMNIFICATION

7.1          Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the Closing indefinitely.

7.2           Limitation of Liability of Transferee. The Transferors and their past, present and future affiliates, agents, representatives, successors and assigns hereby release, acquit and forever discharge Transferee and Penson, and each of their respective past, present and future affiliates, subsidiaries, officers, directors, partners, members, shareholders, employees, agents, representatives, professionals, attorneys, successors and assigns from and against all claims, contracts, disputes, agreements, covenants, demands, obligations, controversies, suits, cross-claims, torts, costs, losses, attorneys’ fees, damages, liabilities, expenses and causes of action, whether in law or in equity, whether known or unknown, whether anticipated or unanticipated, whether suspected or claimed, whether fixed or contingent, whether yet accrued or not, and whether damages have resulted from such or not, of any kind, nature or description, including, without limitation, any causes of action or claims belonging to the Customer Account holders or beneficiaries, incurred in connection with, or in any way related to the Customer Accounts or the purchase of any securities held in the Customer Accounts, the Registered Representatives or any employees (the “Claims”), incurred or accrued prior to the transfer of the Assets to Transferee and Penson, that have or may hereafter be asserted against Transferee or Penson.

7.3          Indemnification by Transferors. The Transferors shall indemnify, defend and hold harmless Transferee and Penson, and in each case their respective affiliates, directors, officers, employees, agents and representatives, from and against and in respect of any and all damages, including, but not limited to, costs of investigation, attorney fees, judgments and costs, suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) the breach of any representation or warranty made by the Transferors contained in this Agreement, (ii) the breach of any covenant or agreement by Transferors contained in this Agreement, or (iii) any Claims existing prior to the transfer of the Assets to Transferee, whether pursued by the Transferors, creditors, parties in interest, Customer Account holders or beneficiaries, or any other third party.

7.4          Indemnification by Transferee. The Transferee shall indemnify, defend and hold harmless Transferors and Penson, and in each case their respective affiliates, directors, officers,

employees, agents and representatives, from and against and in respect of any and all damages, including but not limited to attorney fees, judgments and costs, suffered or incurred by any of them resulting from, arising out of, based on or relating to (i) the breach of any representation or warranty made by the Transferee contained in this Agreement or (ii) the breach of any covenant or agreement by Transferee contained in this Agreement.

Article 8

MISCELLANEOUS

8.1          Assignment. Neither the Transferee nor the Transferors shall have any right to assign its rights and obligations under this Agreement prior to Closing without the other party’s prior written consent, which consent may be withheld in such party’s sole discretion. Any assignment by a party of its rights and obligations under this Agreement without the prior written consent of the other party shall be void and shall constitute a material default by such party hereunder.

8.2          Entire Agreement/Modification. This Agreement (together with the Schedules hereto, which Schedules are hereby incorporated herein by reference) sets forth the entire understanding of the parties with respect to the purchase and sale of the Assets. This Agreement supersedes any and all prior negotiations, discussions, agreements and understandings between the parties. This Agreement may not be modified or amended, except by a written agreement executed by both parties.

8.3          Counterparts/Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall be as valid as original signatures.

8.4          Binding Effect. All of the covenants, terms, provisions and conditions in this Agreement shall be binding upon and inure to the benefit of the successors of the parties.

8.5          Attorneys’ Fees. If either party is in default under this Agreement relating to the interpretation, enforcement, or performance of this Agreement and any legal proceeding is commenced to enforce the rights of the nondefaulting party, the prevailing party in that dispute shall be entitled to collect from the unsuccessful party in addition to any other remedy, all fees and expenses incurred in connection with the proceeding, including but not limited to fees of attorneys, accountants, appraisers, environmental inspectors, consultants, expert witnesses, water consultants, arbitrators, mediators, and court reporters.

8.6          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any legal suit, action or proceeding against Transferors or Transferee arising out of or relating to this Agreement shall be instituted in the federal or any state court in New York, New York, and Transferors and Transferee each waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and Transferors and Transferee each hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

8.7          No Waiver. No election or waiver of any right or remedy by either party on any occasion shall constitute an election or waiver of the same or any other right or remedy on any other occasion.

8.8          Relationship of Parties. The relationship of the parties hereto is solely that of Transferors and Transferee with respect to the Assets and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other. For the avoidance of doubt, nothing contained herein shall constitute Regal and/or Penson as a successor to Transferors.

8.9          Severability. If any provision of this Agreement or of any document contemplated hereby shall be invalid, such invalid provision shall be severable, and such invalidity shall not impair the validity of any other provision, of this Agreement or of any document contemplated hereby.

8.10       Notices. All notices, demands, and requests which may be or are required to be given by either party to the other shall be in writing and shall be personally served on the designated party, delivered by express courier, sent by delivered telegram or facsimile transmission (if sent by facsimile transmission a duplicate copy shall be sent by first class mail), United States certified or registered mail, postage prepaid, addressed to the parties as follows unless a party hereto designates otherwise in writing:

If to Transferors:

Empire Financial Holding Company

2170 West State Road 434

Suite #100

Longwood, FL 32779

Attn: Steven Rabinovici

Telephone: (407) 774-1300

Facsimile: (407) 830-5078

Empire Financial Group, Inc.

2170 West State Road 434

Suite #100

Longwood, FL 32779

Attn: Steven Rabinovici

Telephone: (407) 774-1300

Facsimile: (407) 830-5078

With a copy to:

Morse, Zelnick, Rose & Lander LLP

405 Park Avenue, Suite 1401

New York, NY 10022

Attn: Steven Zelnick

Telephone: (212) 838-8040

Facsimile: (212) 838-9190

If to Transferee:

Robert Walter

Regal Securities, Inc.

950 Milwaukee Avenue

Suite 101

Glenview, Illinois 60025

Telephone: (800) 498-7120

Facsimile: (847) 298-5114

With a copy to:

Greenberg Traurig, LLP

200 Park Avenue

14th Floor

New York, New York 10166

Attn: Charles Axelrod and Kenneth A. Gerasimovich

Telephone: (212) 801-9200

Facsimile: (212) 801-6400

If to Penson:

Phil Pendergraft

Penson Financial Services, Inc.

1700 Pacific Avenue

Suite 1400

Dallas, TX 17520

Telephone: (214) 765-1102

Facsimile: (214) 765-1064

Any notice given in the form set forth herein shall be deemed given and received as follows: if delivered, when delivered; if sent by delivered telegram, telex or facsimile transmission on the next business day following the sending thereof; and if sent by mail on the fifth business day following the mailing thereof.

8.11       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

Transferors:

EMPIRE FINANCIAL HOLDING COMPANY

By:	/s/ Steven Rabinovici
Name:	Steven Rabinovici
Title:	Chairman

EMPIRE FINANCIAL GROUP, INC.

By:	/s/ Donald Wojnowski
Name:	Donald A. Wojnowski, Jr.
Title:	CEO and President

Transferee:

REGAL SECURITIES, INC.

By:	/s/ Robert Walter
Name:	Robert Walter
Title:	Chief Financial Officer

Clearing Broker:

PENSON FINANCIAL SERVICES, INC.

By:	/s/ Philip A. Pendergraft
Name:	Philip A. Pendergraft

Title:     Executive Vice President

SCHEDULE I

ACTIVE CUSTOMER ACCOUNTS

[SEE ATTACHED]

SCHEDULE II

INACTIVE CUSTOMER ACCOUNTS

[SEE ATTACHED]